Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

SECOND QUARTER 2019 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Third Quarter 2019

EVANSTON, Ill., August 1, 2019 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Highlights

•	Total investment income of $18.1 million

•	Net investment income of $9.6 million, or $0.39 per share

•	Adjusted net investment income of $8.4 million, or $0.34 per share(1)

•	Net increase in net assets resulting from operations of $3.2 million, or $0.13 per share

•	Invested $48.0 million in debt and equity securities, including four new portfolio companies

•	Received proceeds from repayments and realizations of $17.9 million

•	Paid regular quarterly dividend of $0.39 per share on June 21, 2019

•	Net asset value (NAV) of $398.5 million, or $16.29 per share, as of June 30, 2019

•	Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2019 of $16.5 million, or $0.67 per share

Management Commentary

“With M&A activity picking up in the quarter, we continued to selectively build our portfolio of debt and equity investments in high quality lower middle market companies. Of the $48 million in originations we closed this quarter, $42.9 million was invested in new portfolio companies. However, the impact of a non-accrual investment weighed on adjusted net investment income for the quarter. We wrote-off this investment as we continue to proactively manage the portfolio,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Our portfolio remains healthy overall and we continue to see opportunities to monetize several of our mature equity investments. Through diligent investment selection and an emphasis on quality over quantity, we remain focused on capital preservation and generating attractive risk adjusted returns, and on our primary goals of growing net asset value over time and delivering stable dividends to our shareholders.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2019 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2019 as compared to the same period in 2018 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2019	2018	$ Change	% Change
Interest income	$13,847	$15,685	$(1,838)	(11.7%)
Payment-in-kind interest income	2,955	1,330	1,625	122.2%
Dividend income	631	295	336	113.9%
Fee income	601	775	(174)	(22.5%)
Interest on idle funds and other income	34	27	7	25.9%

Total investment income	$18,068	$18,112	$(44)	(0.2%)

Net investment income	$9,643	$8,958	$685	7.6%
Net investment income per share	$0.39	$0.37	$0.02	5.4%

Adjusted net investment income (1)	$8,354	$8,695	$(341)	(3.9%)
Adjusted net investment income per share (1)	$0.34	$0.36	$(0.02)	(5.6%)

Net increase in net assets resulting from operations	$3,202	$7,644	$(4,442)	(58.1%)
Net increase in net assets resulting from operations per share	$0.13	$0.31	$(0.18)	(58.1%)

Flat total investment income for the three months ended June 30, 2019 as compared to the same period in 2018 was primarily attributable to (i) a $(0.2) million decrease in total interest income (including payment-in-kind interest income) resulting from a small decrease in weighted average debt yield and the impact of a new non-accrual investment, partially offset by higher average debt investment balances outstanding, (ii) a $0.3 million increase in dividend income, and (iii) a $(0.2) million decrease in fee income resulting from a decrease in structuring fees on new investments.

For the three months ended June 30, 2019, total expenses, including income tax provision, were $8.5 million, a decrease of $(0.7) million, or (8.0)%, from the $9.2 million of total expenses, including income tax provision, for the three months ended June 30, 2018. The decrease was primarily attributable to (i) a $(1.0) million decrease in the capital gains incentive fee accrued, (ii) a $(0.9) million decrease in the income incentive fee due to pre-incentive fee net investment income not exceeding the 2.5% hurdle rate during 2019, and (iii) partially offset by a $1.0 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings.

Net investment income increased by $0.7 million, or 7.6%, to $9.6 million during the three months ended June 30, 2019 as compared to the same period in 2018, as a result of the flat total investment income and the $(0.7) million decrease in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, decreased by $(0.3) million, or (3.9%), to $8.4 million due to the flat total investment income, as compared to a $0.3 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended June 30, 2019, the total net realized loss on investments, net of income tax provision on realized gains, was $(0.4) million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(15.2) million for the same period in 2018.

Portfolio and Investment Activities

As of June 30, 2019, the fair value of our investment portfolio totaled $697.3 million and consisted of 64 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 106.4% of the related cost basis as of June 30, 2019. As of June 30, 2019, 12 portfolio company’s debt investments bore interest at a variable rate, which represented $121.4 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of June 30, 2019, our average active portfolio company investment at amortized cost was $10.2 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.4% as of June 30, 2019. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2019, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Second quarter 2019 investment activity included the following new portfolio company investments:

•

French Transit, LLC, a developer and marketer of a portfolio of established personal care brands. Fidus invested $8.0 million in first lien debt and made a $1.0 million revolving loan commitment, with $0.5 million funded at close.

•

Hoonuit, LLC, an education technology platform that provides online data analytics and professional development primarily for K-12 school districts. Fidus invested $7.4 million in first lien debt and preferred equity.

•	Specialized Elevator Services Holdings, LLC, a provider of elevator maintenance, repair and modernization services. Fidus invested $5.5 million in first lien debt and common equity.

•

Wheel Pros, Inc., a leading designer, marketer, and distributor of branded automotive aftermarket wheels, performance tires, and accessories. Fidus invested $21.5 million in second lien debt and preferred equity.

As of June 30, 2019, we had debt investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $29.5 million and $6.2 million, respectively.

Liquidity and Capital Resources

As of June 30, 2019, we had $21.9 million in cash and cash equivalents and $70.5 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of June 30, 2019, we had SBA debentures outstanding of $171.3 million and $25.0 million of unfunded SBA commitments, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), and $69.0 million outstanding of our 6.000% notes due 2024 (the “2024 Notes” and collectively with the 2023 Notes, the “Public Notes”). As of June 30, 2019, the weighted average interest rate on total debt outstanding was 4.5%.

Subsequent Events

On July 19, 2019, we exited our debt investment in Pinnergy, Ltd. We received payment in full of $4.0 million on our second lien debt.

On July 31, 2019, we invested $21.5 million in a new subordinated debt investment in Allied 100 Group, Inc., an existing portfolio company.

Third Quarter 2019 Dividend of $0.39 Per Share Declared

On July 29, 2019, our Board of Directors declared a regular quarterly dividend of $0.39 per share payable on September 20, 2019 to stockholders of record as of September 6, 2019.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2019 taxable income, as well as the tax attributes for 2019 dividends, will be made after the close of the 2019 tax year. The final tax attributes for 2019 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 2, 2019. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 5275464.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on August 2, 2019 until 11:59pm ET on August 9, 2019 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 5275464. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS
Investments, at fair value
Control investments (cost: $7,522 and $22,697, respectively)	$5,218	$18,820
Affiliate investments (cost: $60,057 and $70,924, respectively)	117,470	123,051
Non-control/non-affiliate investments (cost: $587,945 and $505,129, respectively)	574,584	501,111

Total investments, at fair value (cost: $655,524 and $598,750, respectively)	697,272	642,982
Cash and cash equivalents	21,885	42,015
Interest receivable	5,898	7,528
Prepaid expenses and other assets	816	1,351

Total assets	$725,871	$693,876

LIABILITIES

SBA debentures, net of deferred financing costs (Note 6)	$167,232	$186,734
Public Notes, net of deferred financing costs (Note 6)	115,314	48,411
Borrowings under Credit Facility, net of deferred financing costs (Note 6)	28,232	36,358
Accrued interest and fees payable	3,151	2,812
Base management fee payable – due to affiliate	3,016	2,927
Income incentive fee payable – due to affiliate	1,299	2,785
Capital gains incentive fee payable – due to affiliate	8,481	9,415
Administration fee payable and other – due to affiliate	300	474
Taxes payable	—	803
Accounts payable and other liabilities	368	172

Total liabilities	327,393	290,891

Commitments and contingencies (Note 7)

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	24	24
Additional paid-in capital	366,278	366,278
Total distributable earnings	32,176	36,683

Total net assets	398,478	402,985

Total liabilities and net assets	$725,871	$693,876

Net asset value per common share	$16.29	$16.47

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Investment Income:
Interest income
Control investments	$68	$61	$350	$118
Affiliate investments	1,414	1,883	2,934	3,538
Non-control/non-affiliate investments	12,365	13,741	25,815	26,764

Total interest income	13,847	15,685	29,099	30,420
Payment-in-kind interest income
Control investments	183	162	1,420	315
Affiliate investments	85	107	168	507
Non-control/non-affiliate investments	2,687	1,061	3,997	2,187

Total payment-in-kind interest income	2,955	1,330	5,585	3,009
Dividend income
Control investments	—	—	—	—
Affiliate investments	573	197	941	641
Non-control/non-affiliate investments	58	98	(15)	(8)

Total dividend income	631	295	926	633
Fee income
Control investments	—	—	349	—
Affiliate investments	—	27	22	23
Non-control/non-affiliate investments	601	748	2,329	2,189

Total fee income	601	775	2,700	2,212
Interest on idle funds and other income	34	27	88	71

Total investment income	18,068	18,112	38,398	36,345

Expenses:
Interest and financing expenses	4,052	3,046	7,776	5,978
Base management fee	3,016	2,821	5,887	5,506
Incentive fee – income	1,299	2,170	3,784	4,394
Incentive fee – capital gains	(1,289)	(263)	(934)	1,267
Administrative service expenses	378	347	777	746
Professional fees	406	275	996	785
Other general and administrative expenses	510	691	815	986

Total expenses	8,372	9,087	19,101	19,662

Net investment income before income taxes	9,696	9,025	19,297	16,683
Income tax provision (benefit)	53	67	55	198

Net investment income	9,643	8,958	19,242	16,485

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	(1,268)	—
Affiliate investments	(134)	(6,240)	(99)	733
Non-control/non-affiliate investments	23	(8,956)	(335)	(8,651)

Total net realized gain (loss) on investments	(111)	(15,196)	(1,702)	(7,918)

Income tax (provision) benefit from realized gains on investments	(301)	(1)	(293)	(1,748)
Net change in unrealized appreciation (depreciation):
Control investments	(64)	(272)	1,573	(199)
Affiliate investments	2,527	9,353	5,286	15,738
Non-control/non-affiliate investments	(8,492)	4,802	(9,343)	461

Total net change in unrealized appreciation (depreciation) on investments	(6,029)	13,883	(2,484)	16,000

Net gain (loss) on investments	(6,441)	(1,314)	(4,479)	6,334
Realized losses on extinguishment of debt	—	—	(189)	(150)

Net increase in net assets resulting from operations	$3,202	$7,644	$14,574	$22,669

Per common share data:
Net investment income per share-basic and diluted	$0.39	$0.37	$0.79	$0.67

Net increase in net assets resulting from operations per share – basic and diluted	$0.13	$0.31	$0.60	$0.93

Dividends declared per share	$0.39	$0.39	$0.78	$0.78

Weighted average number of shares outstanding – basic and diluted	24,463,119	24,463,119	24,463,119	24,480,484

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2019 and 2018.

	($ in thousands) Three Months Ended June 30, (unaudited)		($ in thousands) Six Months Ended June 30, (unaudited)
	2019	2018	2019	2018
Net investment income	$9,643	$8,958	$19,242	$16,485
Capital gains incentive fee expense (reversal)	(1,289)	(263)	(934)	1,267

Adjusted net investment income (1)	$8,354	$8,695	$18,308	$17,752

	(Per share) Three Months Ended June 30, (unaudited)		(Per share) Six Months Ended June 30, (unaudited)
	2019	2018	2019	2018
Net investment income	$0.39	$0.37	$0.79	$0.67
Capital gains incentive fee expense (reversal)	(0.05)	(0.01)	(0.04)	0.05

Adjusted net investment income (1)	$0.34	$0.36	$0.75	$0.73

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com